EXHIBIT 99.1

EVENT:    CONFERENCE CALL – INTERTAN INC.

TIME: 11:00

REFERENCE:    21021459

LENGTH:    minutes

DATE: OCTOBER 24, 2003

INTERTAN INC. CONFERENCE CALL – Q1-2004 RESULTS

OPERATOR: Good morning ladies and gentlemen, and welcome to the InterTAN Inc. first quarter fiscal 2004 results conference call. All parties will be in a listen-only mode until the question and answer session. This conference is being recorded, and may not be reproduced in whole or in part without written permission from the company.

With us today are Mr. James Maddox, Vice President of Finance and Chief Financial Officer, and Mr. Brian Levy, President and Chief Executive Officer. I will now introduce Mr. James Maddox.

Please go ahead sir.

JAMES MADDOX (Vice President of Finance and Chief Financial Officer): Thank you Bridget. Good afternoon ladies and gentlemen, and welcome to InterTAN’s fiscal year 2004 first quarter investors’ conference call. This call is also being simultaneously webcast on InterTAN’s website, www.intertan.com. My name is Jim Maddox, Vice President and Chief Financial Officer. With me here in Barrie this morning are Brian Levy, InterTAN’s President and Chief Financial, Executive Officer, Nick Bobrow, Director of Treasury and Financial Reporting for RadioShack Canada, and Doug Saunders, InterTAN’s former Vice President and Corporate Controller. Doug is continuing to assist us with external and SEC reporting matters.

The format for this afternoon’s program will be as follows; first of all, I will go through an in-depth analysis of our financial results, and provide some comments on our financial outlook for the second quarter of fiscal year 2004, Brian will then conclude the formal part of the call by providing you with some of his views on the quarter and the business as we move forward. We will then open up the lines for questions.

Before beginning I am required to make the following Safe Harbour Statement under the Private Securities Litigation Reform Act of 1995. Certain information disclosed in this conference call, including comments regarding the inversion of the company to Canada and its conversion to an Income Trust, as well as InterTAN’s future performance generally, and in particular its future sales, gross profit, net income, net income per share, cash flows and financial position, and the impact of merchandising, marketing and field operation strategies consist of forward-looking statements that involve risk and uncertainties. The important factors that could cause actual results to differ materially from those in the forward-looking statements are identified in filings with the Securities and Exchange Commission, such as InterTAN’s previously filed period reports, including its Form 10K for its 2003 fiscal year.

Before beginning, I remind you that during fiscal year 2003 we adopted the provisions of EITF02-16, which change our method of accounting for allowances and certain other amounts received from vendors. Following GAAP, this change was recorded as a cumulative effect of accounting change as if the change had been made at the beginning of the year. Consequently, even though we didn’t actually implement EITF02-16 until the fourth quarter, our results for the first quarter this year compared with last year result on a like-for-like basis because last year’s amounts were adjusted to reflect the new accounting treatment. And now, back to the quarter.

Sales for the quarter in US dollars were 106.5 million. Measured in local currency, this represents an increase of about 1 percent over the prior year. Comparable store sales for the quarter were down 1.5 percent over the prior year. This difference is attributable to new stores, as since June 30th, 2002 we have opened on a net basis fifteen new RadioShack stores and sixteen new Rogers Wireless locations. Our sales performance for the quarter was in line with the guidance we gave in August, which was that the sales for the first quarter would be more or less flat with the prior year. Foreign currency effects had a significant impact on the sales comparisons for the quarter measured in US dollars, as the Canadian dollar was over 13 percent stronger against the US dollar than during the first quarter of fiscal year 2003.

The computer and digital camera product group did very well, with a sales gain of 16 percent. Our new strategy to revitalize the sale of CPUs, laptops and accessories is beginning to payoff, and digital cameras continued to perform well for us. The parts, accessories and seasonal product group posted an 8.3 percent sales gain, driven by a strong performance in batteries and toys. Sales of home and personal entertainment products declined by 12 percent, in part as a result of the maturing of the home satellite market. In addition, sales of audio, video products last year benefited from significant clearance activity. Sales in the telephone, wireless and communication group and services and other income were flat for the prior year. After the sales compensation in the form of residuals and sales based volume rebates increased by 20.7 percent and represented 1.9 percent of consolidated revenue.

The gross margin percentage for the quarter was 39.5 percent compared with 39.15 percent in the first quarter of fiscal year 2003, an increase of 35 basis points. The increase is below our previous guidance of an improvement of 50 to 150 basis points. Aggressive clearance activity in July of this year impacted margins for the quarter by an unexpected 60 basis points. Margins for the quarter benefited from an increase in Co-Op dollars. Under EITF02-16 a significant portion of these funds is credited to gross margin. The increase in after the sales compensation described earlier also contributed to the margin improvement for the quarter, as did the sales gain in the high margin parts, accessory and seasonal product group.

For the quarter, selling, general and administration, administrative expenses were 36.6 million compared with 31.2 million during the first quarter of fiscal year 2003, an increase of 5.4 million. Approximately 4.1 million of this increase resulted from foreign currency effects. On a comparable basis, with foreign currency effect eliminated, SG&A spending has increased by about 1.3 million, or 3.6 percent over the prior year quarter. As we explained in our earnings release, approximately 550,000 of this increase related to professional and other fees associated with studying various alternatives to enhance shareholder value, and the contested election of Directors. A further 250,000 relates to a special health tax assessment by the Province of Ontario. If these costs were eliminated SG&A expenses would have only been increased by about 1.3 percent, more or less in line with our sales increase. Most of these increases are related to the increase in the store count. Advertising was flat with the prior year. The SG&A percentage for the quarter was 34.4 percent compared with the 33.6 percent in the fourth quarter last year, an increase of 80 basis points. This increase is entirely attributable to the one-time charges described above.

Operating income at the company’s Canadian subsidiary increased in local currency by 7 percent. The increase of a stronger Canadian dollar drove this increase up to 21 percent when measured in US dollars. On a consolidated basis, this improvement in operating income was significantly offset by the unusual expenses described earlier. However, even with these expenses included, consolidated operating income for the quarter in US dollars only decreased by 1 percent.

A foreign currency loss of 53,000 was reported for the quarter compared to a gain of 171,000 last year. Net interest expense for the quarter was 138,000 compared with 130, excuse me, compared with 102 a year ago. The provisions for the tax this quarter was 1.8 million compared with a 1.7 million, with, in the prior year. The effective rate this year was high at 55 percent. This results from the fact that because of our structure the one-time charges described above cannot be deducted for tax purposes by our Canadian subsidiary. If these expenses were eliminated the effective rate would have been 47 percent.

The net income for the first quarter was 1 million 481 thousand, or 7 cents per diluted share. Last year, net income for the first quarter, before the cumulative effect of accounting change for vendor allowances was 1 million 935 thousand, or 9 cents per diluted share. After the cumulative effect of accounting change net income last year was 1 million 355 thousand, or 6 cents per diluted share.

In summary, we believe that, but for the effects of the July clearance activity, on an operational basis our performance would have been in line with our previous guidance. In fact, given the strong Canadian dollar, were it not for the unusual one-time expenses we would have reported results in excess of our guidance.

Turning to the balance sheet, most balance comparisons will be affected by the affect of a stronger Canadian dollar, which at September 30th, 2003 was 17.6 percent higher in value relative to the US dollar than at the same time last year. Cash and short-term investments stand at 10 million compared with 6.2 million a year ago.

The inventories at September 30th, 2003 were 98.1 million compared 90.6 million a year ago. This increase is more than attributable to foreign currency effect, as inventories and local currency actually declined by over 8 percent, notwithstanding the addition of a net twenty-two new stores, and the expansion of the product assortment to include many new gadgets and accessories. This improvement results from improved inventory turns, as well as the benefits of the new warehouse and distribution system.

The effects of the improvement in the value of the Canadian dollar is most evident on the equity section of the balance sheet, where the accumulated other comprehensive loss has declined by 14.7 million year-over-year.

Before turning things over to Brian, I would like to give you some guidance on where we see earnings for the second quarter of fiscal year 2004. This guidance is as of today, October 24th, 2003, and is based on a model built on the following assumptions; an overall sales gain of 1 to 3 percent in local currency; an improvement in the gross margin percentage of 75 to 125 basis points; an increase in the SG&A percentage of 110 to 140 basis points, including approximately 500,000 in professional fees, or 35 basis points related to the project to enhance shareholder value and the conclusion of the proxy contest; net interest expense of 300 to 500,000; a Canadian dollar exchange rate of about 70 cents; an effective tax rate of approximately 42 percent; and a weighted average of approximately 21 million shares outstanding assuming dilution. This model supports an estimate of net income for the second quarter of fiscal year 2004 in the range of 42 to 46 cents per diluted share. Net income for the second quarter of fiscal year 2003 was 7 million 997 thousand, or 38 cents per diluted share. We are also confirming today that for fiscal year 2004 as a whole we are still comfortable with the previous guidance of 65 to 75 cents per diluted share. And now, over to Brian.

BRIAN LEVY (President and Chief Executive Officer): Good morning everybody, and thanks again. First, I’d like to update you on the status of our efforts to secure, what we believe anyway, is a reasonable and efficient tax treatment for InterTAN’s inversion to Canada. As you may know, there is currently a bill known as the Grassley Bill that has passed the Senate Finance Committee, and is expected to go to the floor of the Senate as one component of the International Tax Bill. That bill in its current format makes provisions for acceptable tax treatment of inversions such as InterTAN’s that are good inversions for business reasons in our case, but essentially all of our operations are in Canada.

The second piece of legislation is the Thomas Bill; that is House Bill 2896 in the Ways and Means Committee. That bill would, in its last draft format, have had the effect of imposing a tax between 35 to 40 million dollars on this transaction by denying

InterTAN the use of loss carry-forwards and other tax attributes that we would otherwise derive benefit from in this transaction. We have hired legislative council in Washington DC, who have met with Congressman Thomas’s staff, who are drafting the legislation, and at this stage our council was cautiously optimistic that the next draft of the Thomas Bill, which is currently due to be released next Tuesday, will contain language recognizing legitimate business purposes of companies like InterTAN in changing corporate domicile, and set aside the onerous tax consequences of the last draft. Presuming that we can secure reasonable tax treatment, that is the roughly 4 million dollars tax that we have discussed and envisioned, then it’s our intention to proceed with the inversion to Canada, and subsequently the formation of a Canadian Income Trust in order to maximize shareholder value from the company’s performance and cash flows. I am stopping short of offering an unconditional guarantee in case, at the time of the transaction our stock price makes it disadvantageous to complete the conversion, or that there are any disadvantageous shifts in the equity markets or Income Trust markets or regulations in the ensuing period between now, the inversion and subsequent conversion.

As many of you know, we devoted a lot of time and attention to the process, and we’ve got a strong sense of commitment to following through, subject to the facts continuing to support the business case. While Scotia Capital continues to pursue the sales strategy, at this point there are no imminent offers from qualified buyers.

As I’ve said in the press release, we’re delighted to report that we’ve reached what we think is a reasonable resolution with Mr. Pearlman and Liberation Investments. Mr. Pearlman has agreed to drop the proxy contest, and we are very pleased that we will not have to spend additional shareholder money, or divert precious time during the holiday season away from our core activities.

We will be selecting a mutually agreeable search firm who will ask you, our shareholders, to submit candidates whose name, that is the name of the search of the firm we’ll soon provide you with. That search firm will assist us in identifying qualified independent candidates for two additional Board seats that we will endeavour to fill in the upcoming 120 days. Since our business is in Canada, and we are working towards a shift to Canadian domicile, we’re seeking Canadian residents to fill the additional two Directorships. One of the Director positions will be a Class 3 Directorship, and will come up for election in 2004, and the other new Director will come up for election in 2005. In addition, the candidates will be required to satisfy the New York Stock Exchange’s criteria for independent Directors, and will not be related to, nor affiliated with InterTAN Officers or Directors, or Liberation Investment, Mr. Pearlman, or his former nominees.

As I said a moment ago, we’re cautiously optimistic that the legislation will allow us to proceed with the inversion of the company into Canada, at a tax cost of about 4 million dollars. Our current belief is that the tax savings from the inversion alone should be about 5 cents a share on an annual basis.

Your merchandising, marketing, supply chain and logistics teams have never been more focused, effective and united with a mission than they are today, and my biggest regret is that much of the impact of these successes has been muted by the noise in the background in the form of one-time charges not related to the core business and/or the core, current operations. During this quarter alone, we paid 625,000 dollars in professional fees in excess of the normal course. Of those fees, 220,000 dollars were directly related to proxy contest. Additionally, we were faced with reassessments of the health services tax, which had a net impact of about 150,000 dollars after tax. You can do your own calculations to figure out what the financial impact is of all that noise.

Now, onto our core business that pays the bills. During the quarter, we resumed strong double-digit growth in personal computers, thanks to better assortment planning, and the execution by our field team and our newly launched credit program. We continued to build strong double-digit growth in digital cameras, and in our toy lineup, and as we built our assortment of parts and accessories sales and profit growth in these categories came back to an overall mid single-digit to low double-digit level during Q1. By the way, in October, those categories have continued to strengthen.

Profits improved high single-digit from communications merchandise, including wireline and wireless telephones, and other personal communications products. The video gaming business is low profit, and it’s dragging us down. It takes up valuable ad space, and then many of the publishers make us chase them for money they know they owe us. With an ever increasing range of new products that define us more uniquely, and make a more meaningful contribution to our profits, over time I see shoving some of this game product aside in favour of items that will improve shelf productivity, while making our employees and shareholders more money. I guess I should have known that a couple of years ago when I first got us involved in the video game business, but I guess at that point I wasn’t smart enough to go back and to mine the strategy that we’re now working on in merchandising. So, fortunately that’s growth we have to look forward to.

Unlike most quarters, I’m now going to review some of the Canadian dollar numbers that reflect our operating subsidiary so as to uncloud the company’s operating performance, which, as I mentioned, continues to be significantly impacted by those non-core costs. Dealers, or dollar sales in local currency were up, as Jim said, a point on last year, which is on target with what we already had budgeted, albeit a lot less than what we plan to settle for. Let me amplify on that for a minute. In general, sales in Western Canada, everything west of Ontario, and in Eastern Canada, and I’m defining that as everything east of Ontario, have come back nicely, and we’ve been trending at high single-digits in those areas. Unfortunately, much of the improvement in those areas is masked by mid single-digit losses in Ontario. While I suspect that is somewhat the result of lingering impact of the SARS epidemic, and somewhat the result of Best Buy’s running a double advertising campaign in Ontario, and their willingness to run net losses to buy market share, neither of those is a solution for us. We are working on turning up our in-store execution in the marketplace. It’s not a question of having done anything wrong; it’s all about what we need to do better.

In the operating subsidiary, we’re in 7 percent more operating income than last year’s quarter denominated in Canadian dollars. We also, as Jim said, got some favourable boosts from the strength of the Canadian dollar, and translated into US dollars we earned 21 percent more on that basis than the prior year.

While the gross margin picked up 35 basis points, the EITF adjustment accounts for some of that. Furthermore, I should also add that last year’s quarter benefited from higher margins that were funded by several million dollars of inventory provisions taken the prior fiscal year. What I can add to that is that during July of this year we pressed pretty hard on clearing some old inventory, and that cost us a little bit over 60 basis points on the entire quarter. Right now, I do not foresee the need to press that button as hard during Q2. Further, what I can say is that each sequential month during this quarter margins improved as more and more of our 1,400 new products that landed. The trend of upward improvement in gross margin sequentially, month-over-month, appears to be continuing into October. So, what I am saying is that I am optimistic that the margin improvement will widen this quarter. By the way, the 1,400 new products is now probably closer to 1,550, since me and my merry band just got back from a trip in which we made decisions on around 150 new items, in addition to those we already had booked. Of course, only a few of those items will make it in time to influence the holidays, although unquestionably they should further augment sales and profits during Q3 and Q4.

Jim covered SG&A, so I’ll just add again that adjusting for EITF2-16 to get back to comparable numbers for last year, the SG&A of the Canadian operating unit in Canadian dollars were within around 1 percent in local currency, despite having eleven more RadioShack stores operating than at the same time last year.

Operating margin improved 27 basis points, and I think that we’ll be able to flow the increases in gross margin that I foresee widening into operating margin improvement this quarter and moving forward. Unfortunately, the increases in earnings from the operating activities didn’t flow to the bottom line. The parent company SG&A costs have increased by 938,000 US dollars, muting the improvement in our operations. Overall, the increase in the professional costs alone this year over last year reduced earnings for the quarter by several cents, so on the basis that we offered you guidance, we would be reporting to you more, but after the unusual charges that our guidance didn’t envision, again primarily related to the strategic process, we’re reporting 7 cents instead. Put differently, when we gave guidance of 9 to 10 cents a share we didn’t plan to incur all these basically non-core expenses, most of which are professional fees. Operations improved in the core business, and you have my assurance, and that of the independent Board members that we want to bring all this so-called strategic review to a successful conclusion, and we want to do it at the very instant that any type of rational business judgment will permit.

Time doesn’t allow me to cover more about the operations into Q2, except to say that I intend to focus my efforts, and that of our management team on reaping the rewards for you and for them of all the work we’ve done on our merchandise assortment and marketing plans this year. Now it’s up to the high spirits and devotion to duty of our managers and sales force in the field each day of the week to wait on our customers cheerfully and skillfully, and help our customers to enjoy all the cool new products all the way home during the next sixty-nine days, and that’s what’s really important to me right now, and you have my further assurance that will be where the lion’s share of our management team energies will be focused.

With that, having said that operator, we’d like to open the session to questions.

OPERATOR: Thank you sir, one moment please. Ladies and gentlemen, we will now conduct the question and answer session. If you have a question, please press *1 on your touchtone phone. You will hear a three-tone prompt acknowledging your request, and your questions will be polled in the order they are received. If you would like to decline from the polling process, please press *2, and please ensure you lift the handset if you are using a speakerphone before pressing any keys.

One moment please for your first question.

Your first question comes from Dennis Telzrow, from Stephens Inc.

Please go ahead.

QUESTION: Well, good morning Brian and Jim.

BRIAN LEVY: Hey Dennis.

JAMES MADDOX: Good morning.

QUESTION: I guess two issues here, one on the inversion to Canadian and Income Trust, what exactly are you waiting to see from US tax bill situation to sort of move it to the next level there?

BRIAN LEVY: I think what we’re waiting to see Dennis, to actually a pretty good degree is, what’s in the draft that comes out on Tuesday morning, or that is supposed to come out on Tuesday morning, and I should say it’s been delayed a couple of times before, or at least one time before, so I don’t want to get too excited until Tuesday morning comes and there’s the draft, and we’d like to see at that point anyway to get comfort that it’s I suggested I was cautiously optimistic of, that they’ve taken out that damaging element in House Bill 2896. If they do that then at that point we’ll have the

Grassley Bill, as well as the Thomas Bill on the House side, neither of which will have that nasty provision in it, and of course, both those bills, we won’t wait all the, well, we don’t, let me say this, we don’t currently intend to wait until everything’s passed, but just to sew everything up so that all won’t become law until both those bills pass the Senate and House respectively, it goes to Conference Committee and the President signs it into law. We don’t intend, we don’t believe at this point, based on our advice, that we need to wait that long, but we need to certainly wait at least until to see what level of comfort we get out of the draft that comes out this week.

QUESTION: Okay. And, what sort of timetable, assuming that things are positive would it take for all this process to be completed?

JAMES MADDOX: Dennis, it’s Jim here. When we sort of have that comfort level and the Board can authorize, you know, the professional services as far as the movement of drafting resolutions, finalizing structures etc., it is envisioned that once that is started it would take approximately six months to enact the inversion. We will be also working with our Scotia Capital to look at what steps of the conversion can start simultaneously as far as working to migrate some of the shareholder base from the US to Canada, and then the conversion process will be somewhere, will be completed somewhere beyond that six months time after the inversion has been completed, and again, everything is subject to ratification of the shareholders.

QUESTION: And, your guidance for the year is 65 to 75, obviously we’re a little short in the first quarter, so we’re presuming the second half continues to see good margin improvement?

JAMES MADDOX: Yes, we expect, as I said Dennis, we expect accelerating margin improvement.

QUESTION: Okay, thank you.

OPERATOR: Your next question comes from Abahy Deshpende, from First Eagle Funds.

Please go ahead.

QUESTION: Hi gentlemen. It’s Abahy Deshpende from First Eagle Funds.

BRIAN LEVY: Hi Abahy.

QUESTION: Well, first of all, I’m pleased that you and Mr. Pearlman could find a resolution.

BRIAN LEVY: So are we. That went into the wee hours.

QUESTION: Yes, I mean, it’s taking up a lot of your time I know. Can you just, one real quick question, the residual income that you guys have, what is the annual run rate of the residual income now? I’m talking, I think I’m referring to it correctly, it’s the satellite, and the . . .

JAMES MADDOX: Yes, what we refer to after the sales compensation?

QUESTION: Yeah, do you get like a recurring revenue stream from the sale of satellite and cell phones?

JAMES MADDOX: Yes, they, and a quick test is that the average run rate of that is about 2 percent of sales.

QUESTION: Of sales, okay. Is that a consistent number, or does it kind of fluctuate?

JAMES MADDOX: Well, as we have experienced Abahy, it is much more significant in our second quarter due to the way that the, some of the volume rebate agreements, etc., are structured.

QUESTION: Okay.

JAMES MADDOX: That are included in it. As you know, and if you look back over the history, that that has been growing at a much greater pace than sales or operating income has over the, you know, the last five years.

QUESTION: Right.

JAMES MADDOX: So, there has been continuing growth in that area.

QUESTION: Okay. Okay, that’s all I had. Thanks.

JAMES MADDOX: Thanks Abahy.

OPERATOR: Your next participant is Jim Barrett, from BLK.

Please go ahead.

JAMES MADDOX: Good morning sir.

QUESTION: Hi. This is Jim Barrett. Hi Brian. Hi Jim. That’s CL King. Brian, could you discuss what is the purpose, or it sounds like the legislation in the US Congress is moving in your direction, if ultimately your cautious optimism is not borne out would the company choose to continue to domicile in Canada and continue, all else being equal, convert to a Canadian Income Trust?

BRIAN LEVY: Well, what that’s going to require at the time Jim is a lot of thoughtful number crunching on the part of us as to does it make sense at that time to think about paying that level of tax, which is basically three years of cash flow, and what our modeling suggests right now is that given what the interest rates are that Income Trusts are paying it probably would not make sense to do at the current, again, at the current interest rate. Somebody asked me hypothetically the other day, what about if the interest rate somehow dropped to 5 percent, which frankly, I don’t foresee right now, then obviously then you’ve got to sit back and remodel it at that point, but you know, if, let me provide an alternate perspective, which I do not expect to be the case, but if it came down to it, frankly, we might put away our toys on this round, and continue to reap what we continue to believe will be accelerating improvement in operations, and then make a decision to not only continue our share buybacks, but perhaps add an attractive dividend to the stock, and in that form enhance shareholder value.

QUESTION: Okay. Considering that the markets don’t seem to be appreciating either your operational improvement, or the potential appreciation of going to an Income Trust, what is the outlook for share repurchase over the near-term, next month or quarter or two?

JAMES MADDOX: Jim, I think the best response to that is that we evaluate that basically on a weekly basis. Management reviews that, you know, based on market conditions, etc. The company’s history has been, you know, over the last thirty-six months or approximately that range the company has bought back 39 percent of the outstanding stock. We have gone the longest period in, I think, in the company’s history in the last three and a half years of not buying stock due to current, some current conditions that have been in existence. The company has been, and will be aggressive in buying stock buybacks over the next while, but as far as the full analysis of when and what the market conditions will be next week and the following week, I’m not prepared to comment on.

BRIAN LEVY: Jim, I’m just going to elaborate for a second on not buying back stock this quarter, and what Jim just alluded to as what the conditions were that that was predicated upon. When we were going through the combination of this, not only the evaluation of strategic alternatives, especially the very early, well, not the very early stages of that, but while there was a lot of analysis that was going on, as well as the proxy contest at the same time, we did not feel, that is Jim and I did not feel that, we felt that it was frankly just too gray of an area to be buying back stock at that point.

QUESTION: I understand. Then finally, what is the, your bankers at Scotia Capital telling you in terms of the range in which you would expect an Income Trust, InterTAN Income Trust to trade for given the conditions that we’re seeing today?

JAMES MADDOX: Well actually, I have a conference call lined up with Scotia Capital today at two o’clock Jim to get an update on that very issue, but in recent discussions they have advised that they believe that the company at time of conversion, if markets were as they were, and this goes back, you know, thirty to sixty days ago, that we’d probably come out of the gates at about a 12 percent yield, and improve somewhat from there as, you know, the company, the shareholder base got settled in.

QUESTION: Okay, well, thanks again.

JAMES MADDOX: Thanks a lot.

OPERATOR: Your next question comes from Michael Christodolou, from Inwood Capital.

Please go ahead.

QUESTION: Yes, good morning. Brian, I also want to just commend on, you know, the improvement in the governance and the clarifying of the process that should create and liberate additional value.

BRIAN LEVY: Thanks.

QUESTION: I just wanted to explore though the comment, the, you know, the additional professional fees you said you hadn’t anticipated in the 65 to 75 cent guidance, so clearly the healthcare tax was a new issue, the proxy initiative issues were a new issue, but I mean, you had been working on the value enhancement part, right, so that was about 300 of thousand of fees that you knew you would have, just to make sure we’re separating that?

JAMES MADDOX: Michael, I guess what it comes down to the 300,000, a very small percentage of those were budgeted and forecasted to be, due to the environment that we found ourselves in, and the, some of the timeframes that we were put under by the process, we were pushed into sort of doing, going beyond the normal course of what one would have done in examining options that were being fired at us in a multiple of different directions, many of which did not make any sense to us, and ended up having made no sense, but again, we were required to seek professional advice in the proper revolving us of doing, having done prudent result of them.

BRIAN LEVY: When we invited Mr. Pearlman and his associates to Toronto to review what we’d done, and to analyze alternate structures, and so on and so forth, I’ve got to tell you, that was a very expensive day, with all the advisors we had, and I, just the preparation leading to that was very, very expensive, and you know, that was just, while investing, investigating the alternatives certainly involve some tax work and so on and so forth, when we start to investigate a lot of additional scenarios, each one of the scenarios, as you can imagine inevitably costs more money.

JAMES MADDOX: And, when one deals with professionals time is money.

QUESTION: Okay. Well listen, it’s a good process going forward.

BRIAN LEVY: Thank you.

QUESTION: So, just to explore that, and also on Scotia in terms of the sale process, can you just give us an overview of that parallel track and the scope, and what those steps are encompassing?

BRIAN LEVY: Okay, basically, Scotia Capital has an open book in so far as their ability to market the company to both strategic and financial buyers that they would envision would be reasonable prospects to be able to pay the type of price that would make it attractive, or even acceptable to InterTAN’s shareholders. To this point, nothing’s developed that, well, I say nothing, there, are there some leads? Yes. Has there been expressions of interest? Yes. But, when I say expressions, those are verbal expressions, and you know, just to use, to be a little bit colloquial about it, it’s hard to say what’s anything more than kicking tires.

QUESTION: So, there are some folks out there though, and parties are looking?

JAMES MADDOX: There’s lots . . .

BRIAN LEVY: There are parties looking, but we have not released anything that is not public information, nor do we think, given the very, very competitive nature of our business do we think that it’s a good idea to do that, and furthermore, when you get right down to it the parties that could put together the money, at least the strategic parties that could put together the money to be able to do this deal were all there two years ago, and they got lots of books filled with lots of data, and so on and so forth, and honestly, Michael I hope that you appreciate, it is absolutely not in the shareholders’ interest, as a matter of fact it is very negative to shareholder interest to continue to share very proprietary data with those people who already have the data.

QUESTION: If they’re not fully qualified and sincere I totally agree. Great update. Good luck gentlemen.

BRIAN LEVY: Thanks.

JAMES MADDOX: Thank you.

OPERATOR: There are no further questions at this time, please continue.

BRIAN LEVY: Well, I, again, I thank you for joining us ladies and gentlemen. We hope to see some of you at our annual meeting here in Barrie on December 5th at 10:00 A.M., and if not then we look forward to reporting to you on our holiday season results in January. Take care, and all the best. So long.

OPERATOR: Ladies and gentlemen, this concludes the conference call for today. Thank you for participating, and please disconnect your lines.

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